EXHIBIT 10.3


SUPPLEMENT TO MINUTES OF CENTRAL PARKING CORPORATION
BOARD OF DIRECTORS MEETING
September 20, 1996



At its September 20, 1996 meeting, the Board of Directors of the company approved the recommendation of the Compensation Committee (which committee is comprised of Cecil Conlee, Chairman, John Eakin, and William C. O'Neil, Jr.) that the compensation of company chairman, Monroe Carell, Jr., be revised as follows for the Fiscal Year ending September 30, 1997:


Base salary - $66,000

Bonus payable in cash - $500,000 (maximum)

Stock Options - $200,000 (options equal to $200,000 worth of stock at the closing price as of October 1, 1996.)


This is a supplement to the Board minutes dated September 20, 1996 and is to be entered in the book of minutes of the company.


/s/ Henry J. Abbott
    Henry J. Abbott
    Secretary